Exhibit 5.6

Howard R. Cohen
Member
317.237.3872
August 8, 2014	hcohen@fbtlaw.com

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Re:	$300,000,000.00 aggregate principal amount of 5.125% Senior Notes due 2022 by Acadia Healthcare Company, Inc., a Delaware Corporation (“Acadia”), in connection with an exchange offer to be made pursuant to a Registration Statement (“Registration Statement”) to be filed with the Securities and Exchange Commission on or about August 8, 2014, and under an Indenture dated as of July 1, 2014, the obligations of Acadia for Exchange Notes to be guaranteed by the guarantors named therein, including Centerpointe Community Based Services, LLC, an Indiana limited liability company, Options Treatment Center Acquisition Corporation, an Indiana corporation, Resolute Acquisition Corporation, an Indiana corporation, RTC Resource Acquisition Corporation, an Indiana corporation, and Success Acquisition, LLC, an Indiana limited liability company (such Indiana corporations being referred to collectively, as the “Indiana Guarantors”).

Ladies and Gentlemen:

We provide this Opinion Letter to the above-referenced Indiana Guarantors.

I.

BACKGROUND

1.1 Engagement. We have acted as special Indiana counsel to Centerpointe Community Based Services, LLC, Options Treatment Center Acquisition Corporation, Resolute Acquisition Corporation, RTC Resource Acquisition Corporation and Success Acquisition, LLC, in connection with the proposed guarantee from each of them, along with the other guarantors under the Indenture (as hereinafter defined), of $300,000,000 in aggregate principal amount of 5.125% Senior Notes due 2022 (the “Exchange Notes”) to be issued by Acadia Healthcare Company, Inc., a Delaware corporation (the “Company”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed

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Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

with the Securities and Exchange Commission (the “Commission”) on or about August 8, 2014, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Company under the Exchange Notes will be guaranteed by the Indiana Guarantors (the “Guarantees”), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to an Indenture, dated as of July 1, 2014 (the “Indenture”), among the Company, the guarantors named therein and U.S. Bank National Association, as trustee (the transactions being referred to herein as the “Transaction”).

1.2 Transaction Documents. In connection with issuing this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the organizational documents of the Indiana Guarantors, (ii) resolutions of the board of directors of the Indiana Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of July 1, 2014, among the Company, the Indiana Guarantors, the other guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

1.3 Opining Jurisdiction. The Law (as defined in the attached Glossary) covered by the opinions expressed in this Opinion Letter is limited to the Law of the State of Indiana (the “State”), and the Federal laws of the United States of America. We express no opinion concerning the Laws of any other jurisdiction or the effect thereof.

1.4 Scope of Review. In connection with the opinions hereinafter set forth, we have limited the scope of our review of the documents related to the Transaction to photocopies of the Transaction Documents, the Charter Documents and the Public Authority Documents as set forth in Annex A attached hereto. In addition, in connection with the opinions hereinafter set forth, we have reviewed such other documents and certificates of public officials and certificates of representatives of the Indiana Guarantors, and have given consideration to such matters of law and fact, as we have deemed appropriate, in our professional judgment, to render such opinions.

1.5 Reliance Without Investigation. We have relied, with your consent and without investigation or analysis, upon information in the Public Authority Documents. Except to the extent the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied with your consent and, without investigation or analysis, upon the information contained in representations and/or certifications made by the Indiana Guarantors in the Transaction Documents and on information provided in certificates of representatives and/or officers of the Indiana Guarantors, which we reasonably believe to be an appropriate source for the information.

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

II.

OPINIONS

Based upon and subject to the foregoing and to the assumptions, exclusions and additional qualifications set forth below, we are of the opinion that:

2.1 Status. The Indiana Guarantors are corporations existing and in good standing under the laws of the State of Indiana.

2.2 Authority. The Indiana Guarantors have the corporate power and authority to enter into and perform their obligations under the Indenture and the Guarantees.

2.3 Authorization. The Indiana Guarantors have duly authorized, executed and delivered the Indenture and have duly authorized the Guarantees.

2.4 Breaches. The execution and delivery of the Indenture and the Guarantees by the Indiana Guarantors and the performance by the Indiana Guarantors of their obligations thereunder (including with respect to the Guarantees) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of any of, (i) the articles of incorporation, bylaws or other organizational documents of the Indiana Guarantors or (ii) any statute or governmental rule or regulation of the State of Indiana.

2.5 Consents. No consent, approval, authorization or order of any State of Indiana court or governmental authority of the State of Indiana was required in connection with the execution and delivery of the Indenture or is required for the issuance by the Indiana Guarantors of the Guarantees.

III.

QUALIFICATIONS

Notwithstanding any provision in this Opinion Letter to the contrary, the foregoing opinions are subject to the following assumptions, exclusions and additional qualifications:

3.1 Assumptions. In rendering the foregoing opinions, we have relied, with your consent and without investigation, upon the assumptions set forth below unless in a given case the particular assumption states, directly or in practical effect, a legal conclusion expressed in the opinion:

(a)	Natural persons who are involved in behalf of the Indiana Guarantors have sufficient legal capacity to enter into and perform the Transaction or to carry out their role in it.

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(b)	Each party to the Transaction (other than the Indiana Guarantors) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it.

(c)	Each party to the Transaction (other than the Indiana Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against the Indiana Guarantors.

(d)	Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

(e)	The Public Authority Documents are accurate, complete, and authentic and all official public records (including their proper indexing and filing) are accurate and complete.

(f)	There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(g)	The conduct of the parties to the Transaction complies with any requirement of good faith, fair dealing and good conscience.

(h)	The parties to the Transaction, other than the Indiana Guarantors, have acted in good faith and without notice of any defense against the enforcement of any rights created as part of the Transaction.

(i)	There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.

(j)	Other Agreements and Court Orders (as such terms are defined in the attached Glossary) would be enforced as written.

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(k)	Neither the other parties to the Transaction nor the Indiana Guarantors will in the future take any discretionary action (including a decision not to act) permitted under the Transaction Documents that would result in a violation of law or constitute a breach or default under any Other Agreement or Court Order.

(l)	The Indiana Guarantors will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the Transaction or performance of the Transaction Documents.

(m)	All parties to the Transaction will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

We have no Actual Knowledge that the foregoing assumptions are false. We have no Actual Knowledge of facts that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

3.2 Exclusions. None of the foregoing opinions include any implied opinion unless such implied opinion is both (i) essential to the legal conclusion reached by the express opinions set forth above and (ii) based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances. Moreover, unless explicitly addressed in this Opinion Letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion with respect thereto:

(a)	Federal securities laws and regulations administered by the Securities and Exchange Commission (other than the Public Utility Holding Company Act of 1935), state “Blue Sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)	Federal Reserve Board margin regulations;

(c)	pension and employee benefit laws and regulations (e.g., ERISA);

(d)	Federal and state antitrust and unfair competition laws and regulations;

(e)	Federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio);

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(f)	compliance with fiduciary duty requirements;

(g)	Local Law;

(h)	fraudulent transfer and fraudulent conveyance laws;

(i)	Federal and state environmental laws and regulations;

(j)	Federal and state land use and subdivision laws and regulations;

(k)	Federal and state tax laws and regulations;

(l)	Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;

(m)	Federal and state racketeering laws and regulations (e.g., RICO);

(n)	Federal and state health and safety laws and regulations (e.g., OSHA);

(o)	Federal and state health care laws;

(p)	Federal and state banking laws and financial regulation (e.g. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010);

(q)	Federal and state labor laws and regulations;

(r)	Federal and state laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws; and

(s)	other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

3.3 Bankruptcy and Insolvency Exception. The opinions set forth in this Opinion Letter are subject to the following qualifications: the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights and remedies of creditors generally. This exception includes:

(a)	the Federal Bankruptcy Code and thus comprehends, among others, matters of turn-over, automatic stay, avoiding powers, fraudulent transfer, preference, discharge, conversion of a non-recourse obligation into a recourse claim, limitations on ipso facto and anti-assignment clauses;

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(b)	all other Federal and state bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement and assignment for the benefit of creditors laws that affect the rights and remedies of creditors generally (not just creditors of specific types of debtors);

(c)	all other Federal bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement, and assignment for the benefit of creditors laws that have reference to or affect generally only creditors of specific types of debtors and state laws of like character affecting generally only creditors of financial institutions and insurance companies;

(d)	state fraudulent transfer and conveyance laws; and

(e)	judicially developed doctrines relevant to any of the foregoing laws, such as substantive consolidation of entities.

3.4 Equitable Principles Limitation. The opinions set forth in this Opinion Letter are subject to the following qualifications: the effect of general principles of equity, whether applied by a court of law or equity. This limitation includes principles:

(a)	governing the availability of specific performance, injunctive relief or other equitable remedies which generally place the award of such remedies, subject to certain guidelines, in the discretion of the court to which application for such relief is made;

(b)	affording equitable defenses (e.g., waiver, laches and estoppel) against a party seeking enforcement;

(c)	requiring good faith and fair dealing in the performance and enforcement of a contract by the party seeking its enforcement;

(d)	requiring reasonableness in the performance and enforcement of an agreement by the party seeking enforcement of the contract;

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(e)	requiring consideration of the materiality of (A) the Indiana Guarantors’ breach and (B) the consequences of the breach to the party seeking enforcement;

(f)	requiring consideration of the impracticability or impossibility of performance at the time of attempted enforcement; and

(g)	affording defenses based upon the enforcing party’s unconscionable conduct after the parties have entered into the contract.

3.5 Other Common Qualifications. The opinions set forth in this Opinion Letter are subject to the following qualifications: to the extent the Law of the State applies any of the following rules to one or more of the provisions of the Transaction Documents covered by any opinion set forth in this Opinion Letter, that opinion is subject to the effect of generally applicable rules of Law that:

(a)	limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence, and reasonableness;

(b)	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(c)	limit the availability of a remedy under certain circumstances where another remedy has been elected;

(d)	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights, or otherwise to exercise purported self-help remedies;

(e)	relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, including, without limitation, statutory cure provisions and rights of reinstatement and limitations on deficiency judgments;

(f)	limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct;

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

(g)	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(h)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees and other costs;

(i)	may, in the absence of a waiver or consent, discharge a guarantor to the extent that (A) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the guarantor, or (B) guaranteed debt is materially modified;

(j)	may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(k)	impose limitations on attorneys’ or trustees’ fees; and

3.6 State Qualification as to Certain Waivers. We further advise you that under Ind. Code §§ 34-54-3-1 through 34-54-3-3 any Document(s) that secures or includes a contract, provision, agreement or stipulation that gives an opposing party the right or the power of attorney on behalf of the Indiana Guarantors (individually or together) to (1) appear in any court and waive service of process in an action to enforce the payment of money claimed to be due on the instrument; (2) confess judgment for any portion of the indebtedness due under the instrument other than by action by the court upon a hearing after due notice; or (3) release errors and rights of appeal from a judgment rendered for the matters described above or consents to the issue of execution on the judgment or the matters described above is void. Further, under Ind. Code § 34-54-3-4, a State court will not issue an execution or other process to aid or enforce the collection of any judgment or final decree rendered in another jurisdiction, which judgment or final decree would be unenforceable by a State court applying the above cited statutes, and consequently we render no opinion as to whether any instrument which may now or hereafter be secured by the Document(s) and which includes any such provision will allow an opposing party to enforce in the State any foregoing judgment or decree rendered thereon.

3.7 Generic Qualification. The opinions set forth in this Opinion Letter are subject to the following qualification: certain remedies, waivers, and other provisions of the Transaction Documents may not be enforceable under applicable law, but such law does not render the Transaction Documents invalid as a whole or make the Transaction Documents legally inadequate.

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

3.8 Swap Guaranty Qualification. The opinions set forth in this Opinion Letter are limited with respect to any guaranty of a “swap” as defined in Section 1a(47) of 7 U.S.C. § 1 et seq. (the “Commodity Exchange Act”) by other than an “eligible contract participant” (“ECP”) as required by Section 2(e) of the Commodity Exchange Act, as amended by Section 723(a)(2) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Public Law 111-203, 124 Stat. 1376 (2010) (“Dodd-Frank”), and we express no opinion as to whether any Indiana Guarantor is an ECP for purposes of the Commodity Exchange Act. Pursuant to that certain CFTC Letter No. 12-17 issued by the Office of the General Counsel (“OGC”) of the U.S. Commodity Futures Trading Commission on October 12, 2012, we note that the OGC interpreted Dodd-Frank to require that a swap guarantor be an ECP. In accordance with this interpretation, a swap guaranty executed by a guarantor that is not an ECP would be illegal and unenforceable. See e.g. 7 U.S.C. § 9(1). Consequently, we provide no opinion as to the enforceability of a guaranty of a swap obligation by any Indiana Guarantor to the extent such guarantor is not an ECP.

IV.

USE OF THIS OPINION

4.1 This opinion is furnished to you in connection with the filing of the Registration Statement, in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act. Waller Lansden Dortch & Davis LLP may rely upon this opinion in connection with its opinion addressed to the Company and the Guarantors, filed as Exhibit 5.1 to the Registration Statement, to the same extent as if it were an addressee hereof. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.6 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. In addition, we assume no obligation to supplement this opinion if, after the date hereof, any applicable laws change or we become aware of any facts that might change the opinions set forth herein or cause such opinions to be inaccurate or incomplete. This opinion is an expression of professional judgment and is not a guarantee of a result.

Centerpointe Community Based Services, LLC

Options Treatment Center Acquisition Corporation

Resolute Acquisition Corporation

RTC Resource Acquisition Corporation

Success Acquisition, LLC

August 8, 2014

Very truly yours,

FROST BROWN TODD LLC

By:

Howard R. Cohen, Member

GLOSSARY

As used in the Opinion Letter to which this Glossary is attached, except as otherwise defined in such Opinion Letter, the following terms (whether used in the singular or the plural) shall have the meanings indicated:

Actual Knowledge: with respect to the Opinion Giver, the conscious awareness of facts or other information by the Primary Lawyer or Primary Lawyer Group.

Charter Documents: as defined in the Purchase Agreement.

Court Orders: court and administrative orders, writs, judgments and decrees that name the Indiana Guarantors and are specifically directed to them or their property.

Final Offering Memorandum: as defined in the Purchase Agreement.

Governmental Authority: as defined in the Purchase Agreement.

Indiana Guarantors: Options Treatment Center Acquisition Corporation, an Indiana corporation, Resolute Acquisition Corporation, an Indiana corporation, and RTC Resource Acquisition Corporation, an Indiana corporation.

Law: the statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the Opining Jurisdiction, including its Local Law (but subject to any limitations on coverage of Local Law set forth in the Opinion Letter to which this Glossary is attached).

Local Law: the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing.

Material Adverse Effect: as defined in the Purchase Agreement.

Opining Jurisdiction: a jurisdiction whose applicable Law is addressed by the Opinion Giver in the Opinion; if there is more than one such jurisdiction (e.g., the United States of America and a particular state), the term refers collectively to all.

Opinion: a legal opinion that is rendered by the Opinion Giver to one or more persons involved in the Transaction other than the Indiana Guarantors.

Opinion Giver: the lawyer or legal organization rendering the Opinion.

Opinion Letter: the document setting forth the Opinion that is delivered to and accepted by the Opinion Recipient.

Opinion Recipient: the addressee or addressees of the Opinion Letter.

Other Agreements: contracts, other than the Transaction Documents, to which the Indiana Guarantors are a party or by which they or their property are bound.

Other Counsel: a lawyer or legal organization (other than the Opinion Giver) providing a legal opinion pertaining to particular matters concerning the Indiana Guarantors, the Transaction Documents or the Transaction (i) directly to the Opinion Recipient, or (ii) to the Opinion Giver in support of the Opinion.

Other Jurisdiction: the jurisdiction whose law a Transaction Document provides will govern that contract, if not the Opining Jurisdiction.

Primary Lawyer:

(a)	the lawyer in the Opinion Giver’s organization who signs the Opinion Letter;

(b)	any lawyer in the Opinion Giver’s organization who has active involvement in negotiating the Transaction, preparing the Transaction Documents or preparing the Opinion Letter; and

(c)	solely as to information relevant to a particular opinion issue or confirmation regarding a particular factual matter (e.g., pending or threatened legal proceedings), any lawyer in the Opinion Giver’s organization who is primarily responsible for providing the response concerning that particular opinion issue or confirmation.

Primary Lawyer Group: all of the Primary Lawyers when there are more than one.

Public Authority Documents: certificates issued by the Secretary of State or any other government official, office or agency concerning a person’s property or status, such as certificates of incorporation.

ANNEX A

TRANSACTION DOCUMENTS

(a)	Indenture, among the Company, the Guarantors and U.S. Bank National Association, as trustee, with respect to the Notes, dated as of July 1, 2014.

(b)	Registration Rights Agreement, by and among the Company, the Guarantors and the Initial Purchasers, dated July 1, 2014.

(c)	Guarantee of the Notes.

PUBLIC AUTHORITY DOCUMENTS

(d)	Indiana Secretary of State Certificate of Existence for Centerpointe Community Based Services, LLC, dated July 17, 2014.

(e)	Indiana Secretary of State Certificate of Existence for Options Treatment Center Acquisition Corporation, dated July 17, 2014.

(f)	Indiana Secretary of State Certificate of Existence for Resolute Acquisition Corporation, dated July 17, 2014.

(g)	Indiana Secretary of State Certificate of Existence for RTC Resource Acquisition Corporation, dated July 17, 2014.

(h)	Indiana Secretary of State Certificate of Existence for Success Acquisition, LLC, dated July 17, 2014.

(i)	Certificate of the Indiana Secretary of State dated April 24, 2014, certifying copy of the Articles of Organization of Centerpointe Community Based Services, LLC.

(j)	Certificate of the Indiana Secretary of State dated February 22, 2013, certifying copy of the Articles of Incorporation of Options Treatment Center Acquisition Corporation.

(k)	Certificate of the Indiana Secretary of State dated February 22, 2013, certifying copy of the Articles of Incorporation of Resolute Acquisition Corporation.

(l)	Certificate of the Indiana Secretary of State dated February 22, 2013, certifying copy of the Articles of Incorporation of RTC Resource Acquisition Corporation.

(m)	Certificate of the Indiana Secretary of State dated May 9, 2014, certifying copy of the Articles of Organization of Success Acquisition, LLC.

(n)	Operating Agreement of Centerpointe Community Based Services, LLC dated April 24, 2014.

(o)	Bylaws of Options Treatment Center Acquisition Corporation, dated March 31, 2003.

(p)	Bylaws of Resolute Acquisition Corporation, dated March 31, 2003.

(q)	Bylaws of RTC Resource Acquisition Corporation, dated March 31, 2003.

(r)	Operating Agreement of Success Acquisition, LLC, dated May 9, 2014.